EXHIBIT 10.12

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

August 27, 2015

Robert A. Riecker
VP, Controller and Chief Accounting Officer
Dear Rob,
As a critical member of SHC’s leadership team and in recognition of your past and anticipated future contributions to the Company, we are pleased to increase your annual base salary to $425,000, effective September 1, 2015.

We are also pleased to offer you a special retention award. The total amount of the award is $425,000. Under the enclosed Special Retention Award Agreement (“Agreement”), Sears Holdings will pay you $212,500 at the end of each the first and second retention periods. Payment will be made as soon as administratively feasible, and in all events no later than thirty (30) days after the end of the end of the applicable retention period, subject to the terms of the Agreement. The retention awards are contingent upon you signing and returning the enclosed Agreement.

Rob, please sign this letter and the Agreement, and return both documents to your manager. IMPORTANT: If you do not sign, date and return this letter, the base salary increase will not take effect. Similarly, you will not be entitled to any of the retention award unless you sign, date and return the Agreement to your manager.

Acknowledged and Accepted:
/s/Robert A. Riecker___________________        _09_/_01_/_2015
Robert A. Riecker                     Date

Business Unit Leader:
/s/Robert A. Schriesheim_______________        _09_/_01_/_2015
Robert A. Schriesheim                    Date

Enclosure